Exhibit 99.1

Preliminary Estimated Financial Results of Everi as of March 31, 2025 and for the Three Months Ended March 31, 2025

Set forth below are Everi Holdings Inc.’s (“Everi”) management’s preliminary estimates of unaudited selected financial results as of March 31, 2025 and for the three months ended March 31, 2025. Everi’s unaudited consolidated financial statements as of March 31, 2025 and for the three months ended March 31, 2025 are not yet available. Ranges have been provided, rather than specific amounts, for the preliminary estimates of the financial information described below because Everi’s financial closing procedures as of March 31, 2025 and for the three months ended March 31, 2025 are not yet complete. Such preliminary estimated ranges reflect Everi’s management’s current views, and Everi’s unaudited financial results as of March 31, 2025 and for the three months ended March 31, 2025 may differ from the preliminary estimates presented as a result of financial and accounting closing and review procedures, including final adjustments, management’s review of results, and the impact of developments that may arise between now and the time the financial results are finalized. The preliminary estimates of unaudited results as of March 31, 2025 and for the three months ended March 31, 2025 are subject to the completion of Everi’s financial and accounting review procedures and should not be viewed as a substitute for consolidated financial statements prepared in accordance with GAAP for any period, including the period presented. The preliminary estimates included in these disclosures have been prepared by, and are the responsibility of, Everi’s management and have not been independently verified by any other party, and you should not place undue reliance on these estimates.

Preliminary estimates are forward-looking statements and are not guarantees of future performance or outcomes. See “Cautionary Information Regarding Forward-Looking Statements” and “Risk Factors” in Everi’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for additional information regarding factors that could result in differences between the preliminary estimated ranges of financial results presented below and the actual financial results as of March 31, 2025 and for the three months ended March 31, 2025. These estimates are not necessarily indicative of the results to be achieved for any future period.

(in millions, unaudited)	As of March 31, 2025	As of December 31, 2024
Cash and cash equivalents	$677 – $749	$401
Settlement receivables	$89 – $99	$110
Settlement liabilities	$693 – $766	$461
Debt(1)	$904 – $1,000	$961

(1)	Represents total debt prior to unamortized issuance costs.

(in millions, unaudited)	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Games total revenues	$83 – $88	$97
FinTech total revenues	$93 – $98	$92
Total revenues	$176 – $186	$189
Pro Forma Adjusted EBITDA(1)	$66 – $72	$80
Capital expenditures	$30 – $32	$43

(1)

EBITDA, a non-GAAP measure used to measure operating performance, is defined as net income plus interest expense, income taxes, depreciation and amortization. Adjusted EBITDA, a non-GAAP measure used to measure operating performance, is defined as EBITDA further adjusted to include or exclude certain additional items and other adjustments. Pro Forma Adjusted EBITDA consists of Adjusted EBITDA further adjusted to give effect to acquisitions, certain contractual changes, change in accounting policies, synergies and cost savings.

Each of the EBITDA-based measures described above are not presentations made in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP as a measure of operating performance or to cash flows as a measure of liquidity. Additionally, each such measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Such measures have limitations as analytical tools, and you should not consider any of such measures in isolation or as substitutes for Everi’s results as reported under GAAP. Everi compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these EBITDA-based measures may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of net income, the most comparable GAAP financial measure, to Pro Forma Adjusted EBITDA for the three months ended March 31, 2025 and March 31, 2024.

Amounts may not add due to rounding (in millions, unaudited)	Three Months Ended March 31, 2025	Three Months Ended March 31, 2024
Net income	$3 – $5	$5
Depreciation and amortization	$36 – $40	$35
Interest (income) expense, net	$15 – $16	$19
Provision for income taxes	$1	$1
EBITDA	$55 – $61	$60
Long-term incentive compensation (a)	$3 – $4	$2
Acquisition related expenses (b)	$4 – $5	$16
Accretion of contract rights (c)	$2 – $3	$2
Non-recurring costs (d)	$0.1	$0.1
Restructuring and severance (e)	$1	—
Adjusted EBITDA	$66 – $72	$80
Pro Forma Adjusted EBITDA	$66 – $72	$80

(a)	Represents non-cash stock-based compensation under Everi’s equity incentive plan.

(b)

Represents costs incurred in connection with historical proposed and completed acquisitions and costs associated with the Proposed Transaction. These costs include certain professional fees and retention bonuses.

(c)	Represents non-cash accretion expenses related to certain placement fees.

(d)	Represents professional fees related to a litigation settlement.

(e)	Represents restructuring costs and severance relating to an office closure, warehouse consolidation and other staff reductions.

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